Exhibit 99.1

FOR IMMEDIATE RELEASE

RAVEN INDUSTRIES EXECUTIVE NAMED UNIVERSITY PRESIDENT

SIOUX FALLS, S.D., (February 22, 2017) — Raven Industries, Inc. (NASDAQ:RAVN) announced today that Stephanie Herseth Sandlin, General Counsel and Vice President of Corporate Development, has been named President of Augustana University, a private liberal arts college located in Sioux Falls, S.D.

“I congratulate Stephanie on this great opportunity to lead a highly respected organization in a field where she is deeply passionate,” said Dan Rykhus, President and CEO of Raven Industries. “Stephanie is a strong and dynamic leader, and I have every confidence she will bring the same leadership and enthusiasm to the Augustana community as she has to Raven. I thank Stephanie for giving her talents and service to our company and wish her well in her new role.”

Ms. Herseth Sandlin has been with the company since 2012. During that time, she has established a legal and regulatory compliance department, implemented an enterprise risk management system, and led several strategic and successful company initiatives.

“The opportunities afforded to me at Raven Industries have prepared me well to assume the leadership responsibilities that await at Augustana. I will always have tremendous appreciation and respect for Dan and all of my colleagues at Raven, and I thank them for trusting me to be a part of such an innovative and successful company.”

Ms. Herseth Sandlin will remain with the company through the spring for an effective transition.

About Raven Industries, Inc.

Raven Industries (NASDAQ: RAVN) is dedicated to providing innovative, high-value products and solutions that solve great challenges throughout the world. Raven is a leader in precision agriculture, high-performance specialty films, and light-than-air technologies. Since 1956, Raven has designed, produced, and delivered exceptional solutions, earning the company a reputation for innovation, product quality, high performance, and unmatched service. For more information, visit http://ravenind.com.

Contact Information

Margaret Carmody

Raven Industries, Inc.

+1 (605) 336-2750

Source: Raven Industries

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